EXHIBIT 10.29
WINLAND ELECTRONICS, INC.
COMPENSATION ARRANGEMENTS FOR EXECUTIVE OFFICERS
AS OF MARCH 1, 2006
On September 20, 2005, the Winland Electrnoics, Inc. (the “Company”) Compensation Committee set the 2006 base salary for the Chief Executive Officer and, on December 7, 2005, set the 2006 base salaries for the other executive officers. On February 16, 2006, the Board determined the share of the 2005 incentive bonus plan for each executive officer, including the Chief Executive Officer, for 2005 performance. The executive officers participate in the Company’s 401(k) Plan and medical and disability plans, as well as other compensatory plans, contracts and arrangements which are filed as exhibits to the Company’s Form 10-KSB for the year ended December 31, 2005. The following table summarizes, as of March 1, 2006, the salaries for 2006 of the executive officers, incentive bonuses for 2005 performance from the incentive bonus plan and stock options awarded in 2006 to the executive officers:

	2006 Annual		2005 Incentive	2006 Option
Executive Officer and Title	Base Salary		Bonus	Shares(1)
Lorin E. Krueger	$165,000		$125,400	—
Chief Executive Officer & President
Jennifer A. Thompson	$111,400		$23,112	—
Chief Financial Officer
Dale A. Nordquist	$111,400	(2)	$7,650	—
Senior Vice President of Sales & Marketing
Terry E. Treanor	$105,000		$30,796	—
Vice President of Manufacturing
Gregory W. Burneske	$103,000		$26,052	18,000
Vice President of Engineering

(1)	Compensation Committee granted an option to the Vice President of Engineering upon his election as of January 1, 2006; options may be granted at a later date to the other executive officers.

(2)	Mr. Nordquist is also entitled to certain commissions pursuant to his employment agreement.